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                                                                    EXHIBIT 99.1

                                  PRESS RELEASE


For Release May 30, 2003
Contact: Investor Relations
              (800) 200-7032
Website: www.northcountrybank.com

                        NORTH COUNTRY FINANCIAL ANNOUNCES
                     APPOINTMENT OF PRESIDENT, INTERIM CHIEF
                   EXECUTIVE OFFICER, CHIEF OPERATING OFFICER
                           AND CHIEF FINANCIAL OFFICER


(Manistique, Michigan) -- North Country Financial Corporation (Nasdaq:
NCFC), the holding company for North Country Bank and Trust, announced that, effective May 29, 2003, Louis J. Hollow has assumed the responsibilities of President of the Corporation and the Bank. Mr. Hollow is the retired President and Chief Executive Officer of the Charlevoix State Bank, and has 46 years experience in the banking industry.

The Corporation also announced the appointment, effective May 29, 2003, of its Chairman, Mr. John D. Lindroth, as Interim Chief Executive Officer of the Corporation and the Bank. Mr. Lindroth is the President of Superior State Agency, Manistique, Michigan.

The Corporation further announced the appointment, effective May 29, 2003, of Ms. Jani Blake as Chief Operating Officer of the Corporation and the Bank. Ms. Blake has 23 years' experience in the banking industry.

The Corporation also announced that, effective May 29, 2003, William T. Fitzgerald, Jr. has assumed the responsibilities of Chief Financial Officer of the Corporation and the Bank. Mr. Fitzgerald is the former Chief Financial Officer of Empire Banc Corp. and has 35 years' experience in the banking industry.

The board of directors of the Corporation is actively continuing its pursuit of a new chief executive officer.

Headquartered in Manistique, Michigan, North Country Financial Corporation is a financial services company providing commercial, consumer, and mortgage banking services to a client base in northern Michigan. North Country Bank and Trust, its primary subsidiary, currently has 26 branch locations located in Michigan's Upper Peninsula and northern Lower Michigan.


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